Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
SECOND RESTATED CERTIFICATE OF INCORPORATION
OF
CROSS SHORE ACQUISITION CORPORATION

     CROSS SHORE ACQUISITION CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:
     FIRST: The Board of Directors of the Corporation approved and adopted the following resolutions for amending its Second Restated Certificate of Incorporation, declared such amendments advisable and recommended that the amendments be submitted to the stockholders for their consideration:
     RESOLVED, that Article FIRST of the Second Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:
“The name of the Corporation is ReSearch Pharmaceutical Services, Inc.”
     RESOLVED, that Part A of Article FOURTH of the Second Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:
“The total number of shares which the Corporation shall have authority to issue is 150,000,000 shares of Common Stock, par value $0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.”
     RESOLVED, that the second sentence of Article SEVENTH of the Second Restated Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:
“Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than one (1) nor more than eleven (11) members, the exact number of which shall be fixed from time to time by the Board of Directors.”
     RESOLVED, that Article SEVENTH of the Second Restated Certificate of Incorporation of the Corporation be amended to add the following sentence at the end thereof:
“A director of the Corporation may only be removed from office for cause by action of the holders of a majority of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote at an election of directors.”
     SECOND: The amendments were approved by the stockholders of the Corporation at a special meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware.
*      *      *

     IN WITNESS WHEREOF, CROSS SHORE ACQUISITION CORPORATION has caused this Certificate of Amendment to be executed by its Chief Executive Officer this 29th day of August, 2007.

CROSS SHORE ACQUISITION CORPORATION

By: Name:	/s/ Dennis M. Smith Dennis M. Smith
Title:	Chief Executive Officer

                    State of Delaware
                  Secretary of State
              Division of Corporations
           Delivered 12:08 PM 04/24/2006
            FILED 11:50 AM 04/24/2006
          SRV 060376047 – 4089101 FILE
SECOND RESTATED CERTIFICATE OF INCORPORATION
(BEFORE PAYMENT OF
ANY PART OF THE CAPITAL)
OF
CROSS SHORE ACQUISITION CORPORATION
Pursuant to § 241 & 245 of the General Corporation Law
of the State of Delaware
     It is hereby certified that:
          1. The name of the Corporation (hereinafter called the “Corporation”) is Cross Shore Acquisition Corporation.
          2. The Corporation has not received any payment for any of its stock.
          3. This Second Restated Certificate of Incorporation of the Corporation restates, integrates and further amends the Restated Certificate of Incorporation of the Corporation. The text of the Restated Certificate of Incorporation of the Corporation is restated to read in its entirety, as follows:
          FIRST: The name of the Corporation is Cross Shore Acquisition Corporation.
          SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

          FOURTH:
          Part A. Authorized Capital.
          The total number of shares which the Corporation shall have authority to issue is 74,800,000 shares of Common Stock, par value $ 0.0001 per share, and 1,000,000 shares of Preferred Stock, par value $0.0001 per share.
          Part B. Preferred Stock.
          Authority is hereby expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) without further action by the Corporation’s stockholders, subject to the provisions of this Article FOURTH of this Certificate of Incorporation and to the limitations prescribed by applicable law, to authorize the issuance from time to time in one (1) or more classes or series of any number of shares of Preferred Stock (“Preferred Stock”) which number of shares may at any time or from time to time be increased or decreased by the Board of Directors of the Corporation notwithstanding that shares of such series may be outstanding at such time of increase or decrease; provided that the aggregate number of shares issued and not canceled of any and all such classes and series shall not exceed the total number of shares of Preferred Stock hereinabove authorized and not decreased, and with distinctive class or serial designations, all as are stated in this Article FOURTH of this Certificate of Incorporation or as shall hereafter be stated and expressed in the resolution or resolutions providing for the issuance of such shares of Preferred Stock from time to time adopted by the Board of Directors pursuant to authority so to do, which is hereby vested in the Board of Directors. Each class or series of shares of Preferred Stock:
          (a) may have such voting powers, full or limited, including the right to elect one (1) or more directors of the Corporation (the “Directors”), or may be without voting powers;
          (b) may be subject to redemption at such time or times and at such prices as may be determined by the Board of Directors;

          (c) may be entitled to receive dividends (which may be cumulative or non- cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock, and if any such class or series of Preferred Stock shall be entitled to receive a preference over any other class or classes or series of stock with respect to the payment of dividends, such class or series of Preferred Stock shall also be entitled, in the event that the Corporation defaults on its obligation to pay such dividends, to elect one (1) or more Directors to the Board of Directors;
          (d) may have such rights upon the voluntary or involuntary liquidation, dissolution or winding up of, or upon any distribution of, the assets of the Corporation;
          (e) may be made convertible into or exercisable, redeemable or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes or series of shares of the Corporation at such price or prices or at such rates of exchange and with such adjustments;
          (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such class or series in such amount or amounts;
          (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional shares (including additional shares of such class or series or of any other class or series) and/or upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by or on behalf of the Corporation or any subsidiary of, any outstanding shares of the Corporation; and
          (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be stated in this Article FOURTH of this Certificate of Incorporation or in said resolution or resolutions providing for the issuance of such shares of Preferred Stock. Any of the powers, designations, preferences, rights and qualifications, limitations or restrictions of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of this Certificate of Incorporation or any amendment hereto, or outside the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors pursuant to the authority vested in it by this Part B of this Article FOURTH of this Certificate of Incorporation; provided that the manner in which such facts shall operate upon the powers, designations, preferences, rights and qualifications, limitations or restrictions of such class or series of Preferred Stock is clearly and expressly set forth in this Certificate of Incorporation, or of any amendment hereto, or in the resolution or resolutions providing for the issuance of such Preferred Stock adopted by the Board of Directors. The term “facts,” as used in the immediately preceding sentence shall have the meaning given to it in Section 151 (a) of the DGCL (or any successor statute). Shares of Preferred Stock of any class or series that have been redeemed or repurchased (whether through the operation of a sinking fund or otherwise) or that if convertible, exercisable, redeemable or exchangeable, have been converted into, or exercised, redeemed or exchanged for, shares of any other class or classes or series shall have the status of authorized and unissued shares of Preferred Stock of the same class or series and may be reissued as a part of the class or series of which they were originally a part or may be reclassified and reissued as part of a new class or series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other class or series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of shares of Preferred Stock.
          Part C. Share Issuances.
          Between the date of the IPO and the earlier of (a) the date of consummation of a Qualified Business Combination and (b) the Qualified Business Combination Deadline (all as

defined below), the Corporation will not issue any additional shares of capital stock, except in connection with such Qualified Business Combination (including the financing thereof).
          FIFTH: The following provisions (A) through (E) shall apply during the period commencing upon admission to trading of the Corporation’s securities on the Alternative Investment Market of the London Stock Exchange plc (the “IPO”) and terminating upon the earlier of the earlier of consummation of any “Qualified Business Combination” and the “Qualified Business Combination Deadline”. A “Business Combination” shall mean an acquisition or the acquisition of control of, through a merger, capital stock exchange, asset acquisition, stock purchase, scheme of arrangement or other similar business combination transaction, of one or more operating businesses by the Corporation (a “Target Business”). A “Qualified Business Combination” shall mean a Business Combination which, either on its own or which when combined with all of the Corporation’s previous Business Combinations, has an aggregate transaction value (calculated in accordance with Part F below) of at least 50% of the initial amount placed in the Trust Fund (as defined below).
          Part A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that a majority of the IPO Shares (as defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination.
          Part B. In the event that a Business Combination is approved in accordance with the above Part A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock issued in the Corporation’s IPO of securities (“IPO Shares”) who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert a certain number of his IPO Shares into cash, where such number is equal to the total number of IPO Shares held by him multiplied by a fraction, the numerator of which is equal to the amount of funds held in the Trust Fund (as defined below) immediately before the Business Combination and the denominator of which is equal to the amount of funds placed in the Trust Fund as a result of the IPO (including as a result of any price stabilization procedures), less any funds previously used to convert IPO Shares into cash; provided, however, that such fraction shall be deemed never to exceed 1.0. For the purposes of the foregoing computation, net interest earned on the funds held in the Trust Fund shall be excluded from the numerator and denominator. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to $5.50 (such conversion, a “Repurchase Right”). “Trust Fund” shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.
          Part C. (a) In the event that the Corporation does not consummate any Business Combination by the later of (i) 12 months after the consummation of the IPO or (ii) 18 months after the consummation of the IPO (in the event that either a letter of intent, an agreement in principle or a definitive agreement in respect of a proposed Business Combination was signed but not consummated within such 12 month period (such later date, subject to extension as provided herein, being referred to as the “Qualified Business Combination Deadline”)), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares (at such time) shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

          (b) Notwithstanding the provisions of Part C(a), if the Corporation seeks the approval of stockholders to extend such Qualified Business Combination Deadline, and such extension is approved by a majority of stockholders as contemplated by Part D below, each stockholder that voted against such extension shall be entitled at its election to a Repurchase Right substantially as provided in Part B of this Article mutatis mutandis, with the proportion of shares to be so repurchased calculated by reference to the amount in the Trust Fund immediately before such extension was so approved, exclusive of net interest thereon.
          Part D. (a) In the event that the Corporation consummates one or more Business Combinations by the Qualified Business Combination Deadline (as it may be extended), but has not consummated a Qualified Business Combination, the Corporation will send a notice of election (a “Notice of Election”) to all holders of record of IPO Shares notifying them of their ability to exercise a Repurchase Right in respect of a portion of their IPO Shares (an “Election,” and such electing holders of IPO Shares, “Electing Stockholders”).
          (b) In the case of each Electing Stockholder, the number of IPO Shares as to which it shall be entitled to make such an election shall equal the total number of IPO Shares held by him, multiplied by a fraction, the numerator of which is equal to the difference between (x) the amount of funds initially placed in the Trust Fund as a result of the IPO (including as a result of stabilization procedures) and (y) the aggregate amount of funds released from the Trust Fund in connection with the consummation of Business Combinations, and the denominator of which is the amount of funds initially placed in the Trust Fund as a result of the IPO (including as a result of stabilization procedures), in all cases exclusive of interest thereon. The price per share subject to such Repurchase Right shall be the lesser of $5.50 and the total amount of funds held in the Trust Fund as of the Qualified Business Combination Deadline (including any net interest), divided by the aggregate number of IPO Shares as to which Electing Stockholders have duly exercised Repurchase Rights.

          (c) Subject to applicable law, the Corporation shall then repurchase, for par value, such number of shares of Common Stock of the Corporation as are then held by members of the Board of Directors and their affiliates and Sunrise Securities Corp. (other than the IPO Shares) (the “Interested Shares”) (pro rata to their respective holdings), if any, so that the total number of Interested Shares represents no more than 25% of the total number of issued and outstanding Common Stock of the Corporation after such repurchase.
          (d) For the avoidance of doubt, if such event as described in Part D(a) should occur, the Corporation is not required to be liquidated or dissolved.
          Part E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with Part B, Part C or Part D above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.
          Part F. For purposes of this Article FIFTH, “transaction value” shall mean the sum of (i) any cash and fair market value of any property used as consideration in connection with a Business Combination, (ii) any net debt capitalised lease obligations and obligations under a letter of credit or similar, assumed and/or incurred in connection with such Business Combination, (iii) in the case of a Qualified Business Combination only, the value of any stock or preferred stock used as consideration in connection with such business combination as determined by an independent investment banking firm, and (iv) all transaction costs incurred to complete the business combination.
          SIXTH: [Reserved].
          SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of any holder of any class or series of Preferred Stock, the Board of Directors shall consist of not less than one (1) nor more than five (5) members, the exact number of which shall be fixed from time to time by the Board of Directors. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any By-Laws of the Corporation adopted by the stockholders or the Directors; provided, however, that no By-Laws of the Corporation hereafter adopted by the stockholders or the Directors shall invalidate any prior act of the Directors which would have been valid if such By-Laws of the Corporation had not been adopted. Advance notice of nominations for the election of Directors shall be given in the manner and to the extent provided in the By-Laws of the Corporation. Elections of Directors need not be by written ballot except and to the extent provided in the By-Laws of the Corporation. Each Director shall be entitled to one (1) vote per director on all matters voted or acted upon by the Board of Directors or any duly constituted committee of which such Director is a member at the time of such vote or action. The Directors shall be divided into three (3) classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of Directors constituting the entire Board of Directors. To the extent any additional directors are elected or appointed prior to the Corporation’s first Annual Meeting of Stockholders, the directors of the Corporation shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders. At each annual meeting of stockholders, successors to the class of Directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. A Director shall hold office until the annual meeting for the year in which such Director’s term expires and until such Director’s successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors, howsoever resulting, may be filled by a majority of the Directors then in office, even if less than a quorum, or by a sole remaining Director. Any Director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such Director shall have been elected.
          Notwithstanding the foregoing, whenever the holders of any one (1) or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one (1) or more Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock, and such Directors so elected shall not be divided into classes pursuant to this Article SEVENTH of this Certificate of Incorporation unless expressly provided by such terms.
          EIGHTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.
          NINTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article NINTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
          TENTH: The Board of Directors shall have the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws, as provided in the Corporation’s Bylaws.
          ELEVENTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; notwithstanding this Article ELEVENTH, the affirmative vote of at least seventy-five percent (75%) of the holders of common stock voting on the proposal shall be required to amend Article FIFTH of this Certificate of Incorporation. In the event of any amendment to said Article FIFTH, any stockholder that voted against the proposed amendment shall be entitled at its election to a Repurchase Right substantially as provided in Part B of Article FIFTH mutatis mutandis, with the proportion of shares to be so repurchased calculated by reference to the amount in the Trust Fund immediately before such amendment was so approved, exclusive of net interest thereon.

          4. The amendments of the Restated Certificate of Incorporation of the Corporation herein certified were duly adopted, pursuant to the provisions of Section 241 & 245 of the General Corporation Law of the State of Delaware, by its board of directors.
     Signed on April 23rd, 2006

/s/ Dennis M. Smith Dennis M. Smith
President, Secretary